           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 9 to Registration
Statement No. 333-102588 on Form N-1A of our report dated October 9, 2007, relating to the financial statements and financial highlights of Oppenheimer
Principal Protected Main Street Fund, a series of Oppenheimer Principal
Protected Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Statement of
Additional Information and "Financial Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
December 26, 2007